EXHIBIT 10.2

MICROCHIP TECHNOLOGY INCORPORATED

CHANGE OF CONTROL SEVERANCE AGREEMENT
(Double Trigger)

This Change of Control Severance Agreement (the “Agreement”) was originally made and entered into by and between ________________ (the “Employee”) and Microchip Technology Incorporated (the “Company”), effective as of ________________, and is hereby amended and restated in its entirety effective as of the last date signed below in order to comply with Internal Revenue Code Section 409A.

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control.  The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3. The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment following a Change of Control.  These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4. Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement.  This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment.  The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”).  If the Employee’s employment terminates prior to the Change of Control Period, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or under his or her Employment Agreement if any exists in writing, or as may otherwise be available in accordance with the Company’s established employee plans.

3. Severance Benefits.

(a) Benefits Following Termination During Change of Control Period.  Upon termination of employment for any reason other than for “Cause” (as defined herein) during the Change of Control Period the Employee shall receive the following benefit:

(i) Equity Compensation Acceleration.  One hundred percent (100%) of the Employee’s outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards (the “Equity Compensation Awards”) shall immediately vest and become exercisable.  Any Company stock options and stock appreciation rights shall remain exercisable following the Employee’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.

(b) Involuntary Termination Other than for Cause, Voluntary Termination for Good Reason During the Change of Control Period.  If within the period beginning three (3) months preceding a Change of Control and ending twenty-four (24) months following a Change of Control (the “Change of Control Period”), (i) the Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein) or (ii) the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than “Cause” (as defined herein), and the Employee signs, and does not revoke, a standard release of claims with the Company in a form acceptable to the Company (the “Release”) subject to conditions of Section 3(d), then the Employee shall receive the following severance from the Company:

(i) Severance Payment.  The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to one hundred percent of the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee’s termination of employment, whichever is greater) plus one hundred percent of the Employee’s target bonuses for which Employee was or would have been eligible (for the fiscal year in which the Change of Control or the Employee’s termination occurs, whichever is greater).

(ii) Continued Employee Benefits.  Reimbursement of Employee’s health, dental, vision, and life insurance coverage at the same level of coverage as was provided to such Employee immediately prior to termination and at the same ratio of Company premium subsidy to Employee premium payment as was in effect immediately prior to termination (the “Company-Paid Coverage”).  The Company portion of such payments shall be made within thirty (30) days of the premium due date.  If such coverage included the Employee’s eligible dependents immediately prior to termination, such dependents shall also be covered at Company expense.  Company-Paid Coverage shall continue until the earlier of (A) twelve (12) months from the date of termination, or

(B) the date upon which the Employee and his dependents become covered under another employer’s group health, dental, vision, long-term disability or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage; provided, however that if such reimbursement results in the imposition of additional taxes to the Employee under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Employee shall be paid an additional full gross-up for such additional taxes, so that he is in the same position, on an after-tax basis, as if such taxes did not apply.  Such payment shall be made no later than the Employee’s taxable year next following the year in which the Employee remits such taxes.  For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents shall be the date upon which the Company-Paid Coverage terminates.  Coverage in this section is dependent on the valid and timely election of continued COBRA coverage under applicable law.

(c) Timing of Severance Payments.  Subject to Section 3(g) below, the severance payment to which Employee is entitled shall be paid by the Company to Employee in cash and in full on the 61st day following the employment termination date or such later date as is required under Section 3(g).  If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment (less any withholding taxes) to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate.

(d) Release Effectiveness.  The receipt of any severance payment or benefits pursuant to section 3(b) will be subject to the Employee signing and not revoking the Release and provided that such Release is effective within sixty (60) days following the termination of Employee’s employment.  No severance pursuant to such section shall be paid or provided until the Release becomes effective.

(e) Voluntary Resignation.  If the Employee’s employment with the Company terminates during the Change of Control Period voluntarily by the Employee other than for Good Reason, then the Employee shall not be entitled to receive severance or other benefits except for those described in 3(a)(i) and as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(f) Termination for Cause; Termination Other Than During a Change of Control Period.  In the event the Employee’s employment is terminated for Cause, or for any reason prior to or following the Change of Control Period, then the Employee shall not be entitled to receive severance and any other benefits except as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(g) Internal Revenue Code Section 409A.

(i) Notwithstanding any provision to the contrary herein, no Deferred Compensation Separation Payments (as defined below) that becomes payable under this Agreement by reason of Employee’s termination of employment with the Company (or any successor entity thereto) will be made unless such termination of employment constitutes a “separation from service”

within the meaning of Section 409A of the Internal Revenue Code (the “Code”), and any final regulations and Internal Revenue Service guidance promulgated thereunder (“Section 409A”). Further, if Employee is a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A on the date of Employee’s termination (other than a termination due to death), then the severance payable to Employee, if any, under this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together the “Deferred Compensation Separation Payments”) that are payable within the first six (6) months following Employee’s termination of employment, shall be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of the termination, when they shall be paid in full arrears.   All subsequent Deferred Compensation Separation Payments, if any, shall be paid in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any Payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) Any amounts paid under this Agreement that satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Payments for purposes of clause (ii) above.

(iii) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Payments for purposes of clause (ii) above.  “Section 409A Limit” will mean the lesser of two (2) times: (A) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

(iv) Any taxable reimbursements and/or taxable in-kind benefits provided in this Agreement shall be made or provided in accordance with the requirements of Section 409A, including: (i)  the amount of any such expense reimbursement or in-kind benefit provided during a taxable year of the Employee shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the last day of the employee’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any such reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(v) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

4. Golden Parachute Excise Tax.

(a) Parachute Payment Full Gross-Up. In the event that the benefits provided for in this agreement or otherwise payable to Employee, including vesting acceleration upon a change of control pursuant to Company equity plans or any Employment Agreement which may exist (i) constitute “parachute payments” within the meaning of Section 280G of the Code, (ii) are subject to the excise tax imposed by Section 4999 of the Code, then (A) the benefits shall be delivered in full, and (B) the Employee shall receive a payment from the Company sufficient to pay such excise tax plus an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to Employee pursuant to this sentence.  Such payment shall be made no later than the Employee’s taxable year next following the year in which the Employee remits the excise tax.

(b) 280G Determinations.  Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by a national “Big Four” accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”).  For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.  Any good faith determinations of the Accountants made hereunder shall be final, binding and conclusive upon the Company and the Employee.

5. Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a) Cause.  “Cause” shall mean (i) a willful act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of, or pleading nolo contendere to, a felony that is materially and demonstrably injurious to the Company, and (iii) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

For the purposes of this Section 5(a), no act or failure to act shall be considered “willful” unless done or omitted to be done in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of the Company.  Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done in good faith and in the best interests of the Company.  Notwithstanding anything herein to the contrary, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors of the Company at a meeting of the Board called and held for the purpose (after reasonable notice to the Employee and an opportunity for the Employee with Employee’s counsel to be heard before the Board) finding that in the good faith opinion of the Board the Employee was properly terminated for Cause.

(b) Change of Control.  “Change of Control” means the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) A change in the composition of the Board of Directors of the Company as a result of which fewer than a majority of the directors are “Incumbent Directors.”  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for election as a director without objection to such nomination) of at least three-quarters of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company); or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.

(c) Good Reason.  “Good Reason” means without the Employee’s express written consent, (i) a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities, including a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity; (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary or target bonus opportunity of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of benefits to which the Employee was entitled immediately prior to such reduction with the result that such Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than thirty (30) miles from the one at which Employee is then presently employed.  In order for a resignation to qualify as for “Good Reason,” the Employee must provide the Company written notice of Good Reason no later than sixty (60) days after the date the Good Reason event or condition first occurred, specifically identifying the acts or omissions constituting grounds for Good Reason, and the Company must have failed to cure such Good Reason condition within thirty (30) days following the date of such notice.

6. Successors.

(a) The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) The Employee’s Successors.  The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notice.

(a) General.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand, (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (iv) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (A) if to Employee, at his or her last known residential address and (B) if to the Company, at the address of its principal corporate offices (attention:  Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

(b) Notice of Termination.  Any termination by the Company for Cause or by the Employee for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice).  The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

8. Miscellaneous Provisions.

(a) No Duty to Mitigate.  The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source, except as set forth in Section 3(b)(ii)(B).

(b) Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee).  Employee and the Company agree to work in good faith to consider amendments to this Agreement which are necessary or appropriate to avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of amounts to the Employee. The parties agree to cooperate with each other and to take reasonably necessary steps in this regard. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement.  This Agreement, along with other written agreements relating to the subject matter hereof between Employee and a duly authorized Company officer constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(e) Choice of Law; Arbitration.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Phoenix, Arizona, by three arbitrators in accordance with the then current rules of the American Arbitration Association. The prevailing party in any arbitration shall be entitled to injunctive relief to enforce the arbitration award.  The parties agree to waive their right to have any dispute regarding this Agreement resolved in a court of law by judge or jury.  The Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  This Section shall not prevent either party from seeking injunctive relief (or any other provisional remedy) relating to employee’s obligations under this Agreement. The Company shall bear the costs and expenses arising out of or in connection with any arbitration pursuant to this Section 8(e), including Employee’s costs and reasonable attorney’s fees.

(f) Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	MICROCHIP TECHNOLOGY INC.
By:
Title:
Date:

EMPLOYEE	By:
Date: